GAIN Capital Announces Monthly Metrics for March 2015

Bedminster, New Jersey (April 10, 2015) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of March 2015.

Retail Metrics

•	Retail OTC trading volume[1] of $296.0 billion, an increase of 32.8% from February 2015, and 58.7% from March 2014.

•	Average daily retail OTC trading volume of $13.5 billion, an increase of 20.1% from February 2015 and 51.5% from March 2014.

•	Active retail OTC accounts[2] of 99,017, an increase of 1.9% from February 2015 and 1.8% from March 2014.

Institutional Metrics

•	Total institutional trading volume[1] of $527.9 billion, an increase of 51.2% from February 2015 and 19.0% from March 2014.

•	Average daily institutional volume of $24.0 billion, an increase of 37.4% from February 2015 and 13.6% from March 2014.

•	GTX trading volume[3] of $492.5 billion, an increase of 50.2% from February 2015 and 21.9% from March 2014.

•	Average daily GTX volume of $22.4 billion, an increase of 36.6% from February 2015 and 16.3% from March 2014.

Exchange-based Futures Metrics

•	Futures contracts of 928,759, an increase of 30.9% from February 2015 and 53.4% from March 2014.

•	Average daily futures contracts of 42,216, an increase of 13.0% from February 2015 and 46.4% from March 2014.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

1 U.S. dollar equivalent of notional amounts traded
2 Retail OTC accounts that executed a transaction during the last 12 months
3 U.S. dollar equivalent of notional amounts traded

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com